SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    Form 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): June 5, 2003



                   CE Casecnan Water and Energy Company, Inc.

             (Exact name of registrant as specified in its charter)




                       Philippines 1-12995 Not Applicable
 ------------------------------------------------------------------------------
                    (State or other jurisdiction (Commission
                         (IRS Employer of incorporation)
                        File Number) Identification No.)




                24th Floor, 6750 Building, Ayala Avenue, Makati,
                     Metro Manila Philippines Not Applicable
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (632) 892-0276


                                       N/A
                   (Former name or former address, if changed
                              since last report.)

ITEM 5.  OTHER EVENTS.


     CE Casecnan Water and Energy Company, Inc. ("CE Casecnan") reported that as of the date of this report, the National Irrigation Administration of the Philippines ("NIA") has not paid the monthly invoice for water and electricity fees that was due on May 28, 2003. Pursuant to the terms of the Amended and Restated Project Agreement between CE Casecnan and NIA, NIA is obligated to pay invoices within 30 days of receipt. The invoice is for $10.8 million, of which $3.6 million relates to the tax compensation portion of the water delivery fee.

     As previously disclosed, the tax compensation portion of each monthly invoice has not been paid by NIA since the Casecnan project commenced commercial operations and non-payment of that portion of each invoice is the subject of an International Chamber of Commerce arbitration commenced by CE Casecnan in August 2002. In that arbitration, on March 31, 2003, NIA filed its Answer and Counterclaim to CE Casecnan's arbitration claim, seeking dismissal of CE Casecnan's claims and seeking payment of $7.1 million in liquidated damages that NIA alleges are payable by CE Casecnan for delayed completion of the Project. On April 23, 2003, NIA filed a Supplemental Counterclaim in the arbitration in which it asserts that the project agreement is contrary to Philippine law and public policy and requests the arbitral tribunal to declare the project agreement void from the beginning or to cancel the project agreement. Alternatively, if not declared void from the beginning or cancelled, NIA requests that the arbitral tribunal reform the terms of the project agreement to remedy the alleged defects in its terms.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   CE Casecnan Water and Energy Company, Inc.



Date:  June 5, 2003                By:    /s/  Paul J. Leighton
                                       ----------------------------------------
                                               Paul J. Leighton
                                               Assistant Secretary